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                                   EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT


                                                                   March 6, 2003


Al J. Kroontje                              Donald J. Brown
2007 Briar Crescent N.W.                    Suite 1680, 700 - 6th Avenue S.W.
Calgary, Alberta  T2N 3V6                   Calgary, Alberta  T2P 0T8

Trevor G. Penford ("Penford")                        Troon Investments Ltd.
3427 Oakwood Drive S.W.                     #200, 2312 - 4th Street S.W.
Calgary, Alberta  T2V 4V9                   Calgary, Alberta  T2S 1X2

Karen Brawley-Hogg ("KBH")                  Quarry Oil & Gas Ltd. ("Quarry")
525 Sunderland Avenue S.W.                  Suite 1250, 521 - 3rd Avenue S.W.
Calgary, Alberta  T3C 2K5                   Calgary, Alberta  T2P 3T3

Dear Sirs:

         We understand that each of the addressees, other than Quarry, (individually, a "Vendor" and collectively, the "Vendors") is the beneficial owner of the number of issued and outstanding common shares of Quarry set out opposite the name of such Vendor in the second column in Schedule "A" attached hereto.

         Quarry has agreed to be a party to this Agreement in order to make representations and warranties necessary to Assure Energy, Inc. (the "Purchaser") in order to enter into this Agreement and to give the covenants contained in sections 10.1 and 10.2 hereof.

1.       PURCHASE OF SHARES

1.1 The Purchaser hereby confirms its January 28, 2003 offer (the "Offer") to purchase from each of the Vendors, and by its acceptance hereof each of the Vendors severally agrees on its own behalf only to sell to the Purchaser, the number of issued and outstanding common shares of Quarry set out opposite the name of such Vendor in the third column in Schedule "A" attached hereto, all subject to the terms and conditions herein. Such shares offered to be purchased shall be referred to herein as the "Purchased Shares". The purchase price (the "Purchase Price") payable by the Purchaser to the Vendors for the Purchased Shares shall be $1.3278 per Purchased Share. For the purposes hereof, the term "this Agreement" means the agreement resulting from acceptance of the Offer.

1.2 The Purchaser hereby agrees to pay, concurrent with the execution hereof, a refundable deposit to Macleod Dixon LLP, counsel to the Purchaser, in trust in the amount of $1,000,000 ("Deposit"). In the event the acquisition of the Purchased Shares is not completed on or before March 26, 2003 for any reason, other than the failure to satisfy a condition contained in section 9.1, section
13.1 (except for clause 13.1 (a)) or section 14.1 hereof, the Deposit shall be paid to the Vendors by counsel to the Purchaser on a pro rata basis.



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2.       DEFINITIONS

2.1 In addition to the terms defined herein, unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in Schedule "B" attached hereto.

3.       REPRESENTATIONS AND WARRANTIES OF THE VENDORS

3.1 Each of the Vendors, by its acceptance hereof, severally on its own behalf only, represents and warrants to the Purchaser the matters set out in Schedule "C" attached hereto and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

3.2 Al J. Kroontje ("Kroontje"), by his acceptance hereof, represents and warrants to the Purchaser the matters set out in Schedule "E" attached hereto, to the best of his knowledge only, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby. For the purpose of this section 3.2, the expression "to the best of his knowledge" refers to the actual knowledge of Kroontje at the date hereof and at the Time of Closing.

4.       REPRESENTATIONS AND WARRANTIES OF QUARRY

4.1 Quarry hereby represents and warrants to the Purchaser the matters set out in Schedule "D" attached hereto, and acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

5.       QUARRY EXCLUDED ASSETS AND REORGANIZATION

5.1 The Purchaser acknowledges and agrees that prior to the Time of Closing the assets described on Schedule "F" attached hereto (the "Excluded Assets") shall be transferred by Quarry to either its wholly-owned subsidiary, Rogue Energy Inc., or a new wholly-owned subsidiary to be incorporated (the "Quarry Subsidiary"). On the Closing Date, subject to the receipt of the approval of TSX Venture Exchange Inc. ("TSX Venture") and the Alberta Treasury Branch, the parties hereto agree that Quarry shall sell 51% of the issued and outstanding shares of the Quarry Subsidiary (the "Majority Subsidiary Shares") to the Vendors (other than KBH and Penford) for an aggregate purchase price of $867,662, representing 51% of the adjusted net book value of the Excluded Assets, to be paid in cash. The parties hereto (other than KBH and Penford) agree to take all necessary steps and to execute all necessary documents to complete the transfer of the Majority Subsidiary Shares to the Vendors (other than KBH and Penford), and to cause the board of directors of the Quarry Subsidiary to be reconstituted to consist of three members comprised of two nominees of the Vendors (other than KBH and Penford) and one nominee of Quarry (the transactions contemplated in this section 5.1 are collectively referred to herein as the "Quarry Reorganization").

6.       KROONTJE COMPENSATION AND SEVERANCE

6.1 The Purchaser acknowledges that at the Time of Closing Quarry will pay to Kroontje (or as he may direct in writing) the sum of $592,500 representing: (a) compensation for the six years ended December 31, 2000 when Kroontje did not receive any compensation for his role as an officer and director of Quarry; (b) severance from his position as an officer of Quarry; and (c) a retirement allowance as compensation for his resignation from the board of directors of Quarry (collectively, the "Kroontje Consulting Fee").




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7.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1 The Purchaser hereby represents and warrants to each of the Vendors as follows, and hereby acknowledges and confirms that each of the Vendors are relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby:

   (a) the Purchaser has all necessary power and authority to execute and deliver this Agreement, to purchase the Purchased Shares pursuant to the provisions hereof and to perform its obligations hereunder;

   (b) this Agreement has been duly executed and delivered by and on behalf of the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

   (c) the Purchaser will complete all necessary filings required of a purchaser under applicable securities law in respect of the Offer;

   (d) neither the Purchaser nor any of its directors or officers has been the subject of any cease trade order of any securities commission or other regulatory authority;

   (e) the Purchaser currently operates through one wholly-owned subsidiary, Assure Oil & Gas Ltd., which also has a wholly-owned subsidiary, Westerra 2000 Inc. (collectively, the "Assure Operating Subsidiaries");

   (f) the Purchaser is a corporation duly incorporated and validly subsisting and in good standing under the laws of Delaware. The Purchaser and the Assure Operating Subsidiaries have all necessary corporate power and authority to own or lease their property and assets, and to carry on their business as now conducted by them, and are duly qualified, licensed or registered to carry on their business and are in good standing in all jurisdictions in which the nature of their business or their property or assets makes such qualification, licensing or registration necessary;

   (g) to the knowledge of the Purchaser, there are no consents, approvals, authorizations, orders, registrations or filings that should be obtained or made by the Purchaser in order to complete the transactions contemplated by this Agreement, other than the approval of TSX Venture;

   (h) all of the issued and outstanding securities of the Assure Operating Subsidiaries are owned by the Purchaser, directly or indirectly, and there are no options, warrants or any other rights outstanding whatsoever that entitle any Person to acquire any shares or securities in the capital of the Assure Operating Subsidiaries;

   (i) the Purchaser has available cash assets in excess of $9,000,000 as at the date hereof in order to complete the transactions contemplated herein; and

   (j) as at January 31, 2003, the Assure Operating Subsidiaries received net average daily production from the Oil and Gas Interests owned by them of approximately 500 barrels of oil equivalent per day.



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8.       CLOSING PROCEDURE

8.1 The closing of the purchase and sale of the Purchased Shares shall take place at the Calgary offices of Macleod Dixon LLP at 2:00 (p.m.) (Calgary time) on the first business day following receipt of (a) the "ATB Consent" (as such term is defined in Schedule "B" attached hereto), and (b) the approval of the TSX Venture to the Quarry Reorganization and the change of control resulting from the acquisition of the Purchased Shares, but in any event no later than March 26, 2003, or at such other time or place as may be mutually agreed upon by all of the parties hereto. The date of the closing of the purchase and sale of the Purchased Shares is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

8.2 At the Time of Closing, each of the Vendors severally agree on their own behalf only (a) to deliver to the Purchaser definitive certificates representing that Vendor's portion of the Purchased Shares duly endorsed for transfer to the Purchaser, or as the Purchaser may in writing direct, and with signatures duly guaranteed under the Medallion Guarantee Program, or (b) that the Purchased Shares shall be transferred to the Purchaser in a "Delivery Against Payment" form to a designated brokerage account of the Purchaser; in either case against the delivery by the Purchaser to each of the Vendors, or as each of the Vendors may in writing direct, of a certified cheque of the Purchaser or draft of a Canadian chartered bank, payable to or to the order of such Vendor, or as such Vendor directs, in the amount of the aggregate Purchase Price for that Vendor's portion of the Purchased Shares. Contemporaneously with the closing of the purchase and sale of the Purchased Shares, if applicable, the certificates representing the Purchased Shares delivered by the Vendors as aforesaid shall be tendered to the transfer agent and registrar of Quarry, and the parties hereto shall arrange for the immediate delivery to the Purchaser of a definitive certificate (or certificates as the case may be) representing the Purchased Shares duly issued, countersigned and registered in the name of the Purchaser, or as it may in writing direct.

8.3 Notwithstanding section 9.1(h) hereof, in the event at the Time of Closing all conditions to the transactions contemplated herein are satisfied, other than the requirement of the Vendors to deliver share certificates representing the Purchased Shares in accordance with section 8.2 hereof, the parties hereto agree to close the acquisition of the Purchased Shares contemplated herein in trust with Macleod Dixon LLP, and the Vendors shall have an additional period of ten business days to tender the certificates representing the Purchased Shares in compliance with section 8.2 hereof.

8.4 The Purchaser agrees that in the event at the Time of Closing one or more Vendors refuse to tender to the Purchaser all of such Vendor's Purchased Shares as described in Schedule "A" hereto, but all other conditions to the completion of the transactions contemplated herein are satisfied, the other Vendors may, but are not obligated to, tender additional Purchased Shares such that the aggregate number of Purchased Shares tendered in accordance with section 8.2 hereof is 6,300,000 Purchased Shares or greater, and closing shall occur in accordance with the terms hereof.

9.       CLOSING CONDITIONS OF THE PURCHASER

9.1 In addition to the conditions set forth in section 14.1 of the Agreement, the obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions precedent, each of which is separate, is provided for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part:



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         (a)      all outstanding  shareholder  loans of Quarry,  other than the loan to Thomas J. Loch, shall have been repaid in full;

         (b) Trevor G. Penford and Karen Brawley-Hogg shall have entered into agreements to the satisfaction of the Purchaser, acting reasonably, pursuant to which they agree they will continue with Quarry for a period of three months following the Closing Date, and Trevor G. Penford shall have resigned from his positions with Tesoro Energy Corp.;

         (c) the Purchaser shall have received confirmation satisfactory to the Purchaser that drilling rigs have been contracted to satisfy spudding requirements in March 2003 to maintain the "B.C. Farm-in Lands" (as such term is defined in Schedule "B" attached hereto);

         (d) all of the representations and warranties of the Vendors contained herein shall be true and correct as at the Time of Closing and with the same effect as if made at and as of the Time of Closing;

         (e) all of the representations and warranties of Quarry contained herein or in any certificate or other document delivered or given pursuant to this Agreement shall be true and correct as at the Time of Closing and with the same effect as if made at and as of the Time of Closing, and the Purchaser shall have received at the Time of Closing a certificate from Quarry to that effect, such certificate to be in form satisfactory to the Purchaser, provided that the receipt thereof and the closing of the transactions contemplated herein shall not constitute a waiver of such representations and warranties

         (f) Kroontje and Quarry shall have complied with all the covenants contained herein to be performed or caused to be performed by them, and they shall have delivered to the Purchaser at the Time of Closing certificates to that effect, each such certificate to be in a form satisfactory to the Purchaser acting reasonably, provided that the receipt thereof and the closing of the transactions contemplated herein shall not constitute a waiver of the covenants and agreements of Kroontje and Quarry which are contained in this Agreement;

         (g) no adverse material change in the business, affairs, financial condition or operations of Quarry shall occur between the date hereof and the Time of Closing;

         (h) all of the Purchased Shares shall have been properly tendered to the Purchaser in accordance with section 8.2 hereof (subject to the substitution permitted by section 8.4 hereof);

         (i) no court order shall have been issued to restrain, restrict or prohibit or materially adversely affect the consummation of any of the transactions contemplated hereby, or the right of Quarry to carry on its business in the same manner as it has been carried on in the past, and no investigation shall have been commenced or order issued by any securities regulatory authority in respect of this Agreement or any of the transactions contemplated hereby;

         (j) the Purchaser shall have received a legal opinion of Burstall Winger LLP that the Purchased Shares are validly issued and outstanding shares in the capital of Quarry, as fully paid and non-assessable, such opinion to be in a form satisfactory to the Purchaser, acting reasonably;



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         (k)      the  Purchaser  shall have  received an executed  release from each of the Vendors, each such release to be in a form satisfactory to the Purchaser, acting reasonably;

         (l) the management contract between Tesoro Energy Corp. and Quarry shall have been terminated; and

         (m) the Purchaser shall have received a certificate (the "Officer's Certificate") from an officer of Quarry (on behalf of Quarry and not in his personal capacity) identifying (i) all of the "Material Contracts" (as such term is defined in item 18 of Schedule "D" attached hereto) and (ii) all of the agreements, commitments and transactions Quarry has entered into, agreed to enter into or authorized since September 30, 2002 other than in the ordinary course of business, such Officer's Certificate to be satisfactory to the Purchaser, acting reasonably, in both form and content.

9.2 In the event that any of the conditions set forth in section 9.1 shall not be fulfilled and/or performed at or before the Time of Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendors, and the Purchaser shall thereupon be released from all obligations under this Agreement and, unless the condition or conditions for the non-fulfilment or non-performance of which the Purchaser has terminated this Agreement are reasonably capable of being fulfilled and/or performed or caused to be fulfilled or performed by the Vendors (or any of them, in which event the other Vendors shall be released), then the Vendors shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Purchaser at any time without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Purchaser only if the same is in writing.

10.      COVENANTS OF THE VENDORS AND QUARRY

10.1 During the period between the date hereof and the Time of Closing, other than as contemplated herein, Quarry covenants and agrees to, and Kroontje agrees to use his best efforts to cause Quarry to:

    (a) conduct its business in, and only in, the ordinary and normal course thereof in substantially the same manner as heretofore conducted and preserve intact its assets and properties, its business and the present business organization, including, without limitation, the B.C. Farm-in Lands;

    (b) not, without the prior written consent of the Purchaser, enter into any transaction, undertake any action or refrain from taking any action which, if it had been effected or had occurred before the date of this Agreement, would constitute a breach of any of the representations, warranties, or agreements of Kroontje or Quarry contained herein;

    (c) comply in all material respects with all laws affecting the operation of its business;

    (d) not create, assume or incur any Debt or contingent liability other than: (i) pursuant to existing drilling plans at Ribstone, Alberta and Rigel, British Columbia; (ii) tie-in operations at Rigel, British Columbia; or (iii) in the ordinary course of business;

    (e) not cancel or waive any material claim or right of Quarry, other than in the ordinary course of business;

    (f) not sell, lease or otherwise dispose of any of its assets or properties, other than in the ordinary course of business or pursuant to the Quarry Reorganization;



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    (g)  not declare,  pay or authorize  any  dividends or make or authorize any distributions or repayments of capital in respect of its outstanding shares;

    (h)  not amend its constating documents or by-laws;

    (i) not issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares or securities, other than pursuant to the exercise of presently outstanding rights to purchase securities of Quarry;

    (j) duly and in a timely manner file all tax returns required to be filed and promptly pay all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing save and except any governmental charges which Quarry has reasonable grounds for objecting to, and not enter into any agreement, waiver or other arrangement for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency;

    (k) disclose or cause to be disclosed to the Purchaser in writing, forthwith upon occurrence, any material adverse change in relation to Quarry's condition, affairs or operations; and

    (l) not create any Encumbrance in respect of any of the assets or properties of Quarry.

10.2 Quarry agrees to, and Kroontje hereby agrees to cause Quarry to, make full disclosure to the Purchaser of the financial position and condition, business, operations, assets, properties and liabilities of Quarry and of such other matters or information as may be material or relevant to the transactions contemplated herein. Quarry agrees to, and Kroontje agrees to cause Quarry to, permit the Purchaser and its employees, agents, counsel and accountants or other representatives, between the date hereof and the Time of Closing, to have free and unrestricted access during normal business hours to the books, accounts, records and other data and documents of Quarry (including, without limitation, all corporate, accounting and tax records of Quarry) and to the assets, properties and premises of Quarry and to have access to and consultation with Quarry's advisors, and to furnish to the Purchaser such financial and operating data and other information with respect to Quarry's business, assets and properties as the Purchaser shall from time to time reasonably request to enable confirmation of the matters represented and warranted by the Vendors herein and to enable the Purchaser to familiarize itself with Quarry and it business, assets and properties. No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendors or Quarry herein or pursuant hereto.

10.3 Each of the Vendors hereby agrees to take all such reasonable actions as are within its reasonable power to control so as to ensure the satisfaction of the conditions set forth in sections 9.1, 13.1 and 14.1 hereof.

10.4 Kroontje hereby agrees to use his best efforts to cause the board of directors of Quarry at the Time of Closing to consist of four directors, one of whom shall be a nominee of the Purchaser, two of whom shall be nominees of the Vendors, and one of whom shall be Thomas J. Loch. Kroontje also agrees to cause one of the nominees of the Vendors to tender to the Purchaser at the Time of Closing an undated resignation, such resignation to be effective at a date following the Closing Date to be determined by the Purchaser. Kroontje shall cause to be delivered to the Purchaser at the Time of Closing executed releases by each resigning director of Quarry, other than Thomas J. Loch, each such release to be in a form satisfactory to the Purchaser, acting reasonably.



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10.5 Each of the Vendors  severally on its own behalf only hereby  covenants and agrees that, between the date hereof and the earlier of the Time of Closing and the termination of this Agreement, it will not take any step or act with respect to or in furtherance of the sale of any of such Vendor's Purchased Shares to any Person other than the Purchaser and, without limiting the generality of the foregoing, will not negotiate with or solicit any offer from any other Person with a view to such a sale, except to the extent necessary to fulfill such Vendor's fiduciary obligations as a director, officer or employee of Quarry.

10.6 Kroontje hereby covenants and agrees that Kroontje and his affiliated companies shall within 30 days of the Closing Date vacate Quarry's premises.

11.      COVENANTS OF THE PURCHASER

11.1 The Purchaser hereby agrees to take all such reasonable actions as are within its reasonable power to control so as to ensure the satisfaction of the conditions set forth in section 9.1 hereof.

11.2 Subject to and conditional upon the representations and warranties of the Vendors and Quarry being true and correct, the Purchaser covenants and agrees to do one of the following: (a) present to Quarry an experienced, previously successful management team for Quarry, subject to the Vendors' consent, such consent not to be unreasonably withheld; or (b) make, within 60 days of the Closing Date, an offer to acquire all of the Quarry Shares owned by all of the shareholders of Quarry, other than the Purchaser, at a price per share of not less than the Purchase Price (the "Follow-Up Offer"), such Follow-Up Offer to be carried out by way of a take-over bid, an amalgamation proposal or such other transaction proposal determined by the Purchaser to be appropriate; or (c) subscribe, within 90 days of the Closing Date, to a material private placement of Quarry Shares at a subscription price per share of not less than the Purchase Price. In the event the Purchaser makes the Follow-Up Offer, each of the Vendors hereby covenants and agrees to tender pursuant to the Follow-Up Offer all of the Quarry Shares owned by, or issuable to, such Vendor at the time of the Follow-Up Offer or, if applicable, to vote such Quarry Shares in favour of the transaction proposed by the Purchaser under the Follow-Up Offer.

12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1 The representations and warranties made in sections 3.1 and 4.1 hereof shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the party to whom or in whose favour such representations and warranties were made, shall continue in full force and effect for the respective benefit of the party to whom or in whose favour such representations and warranties were made for a period of one year following the Closing Date, after which period the parties making such representations and warranties shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to expiry of such period.

12.2 The representations and warranties of Kroontje made in section 3.2 hereof shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the party to whom or in whose favour such representations and warranties were made, shall continue in full force and effect for the respective benefit of the party to whom or in whose favour such representations and warranties were made for a period of six months following the Closing Date, after which period Kroontje shall be released from his obligations and liabilities hereunder, except in respect of claims made in writing prior to expiry of such period.

12.3     Notwithstanding sections 12.1 and 12.2 hereof:

         (a) all representations and warranties relating to taxes, tax liability or other tax matters for any period ending prior to or on the Closing Date shall survive the completion of the transactions contemplated by this Agreement for any period during which any taxing authority may make any claim or assessment based on any return filed or failed to be filed, plus a period of six months, after which period Kroontje and Quarry shall be released from their respective obligations and liabilities hereunder, except in respect of claims made in writing prior to the expiry of such period; and

         (b) any claim based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty of Kroontje or Quarry respecting taxes, tax liability or other tax matters set out herein may be brought by the Purchaser at any time if such claim is based upon any failure or omission to file a return or any misrepresentation made or fraud committed in filing a return or in supplying information under any legislation pursuant to which a tax is imposed.

12.4 The representations and warranties of the Purchaser made in section 7.1 hereof shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the party to whom or in whose favour such representations and warranties were made, shall continue in full force and effect for the respective benefit of the party to whom or in whose favour such representations and warranties were made for a period of six months following the Closing Date, after which period the Purchaser shall be released from its obligations and liabilities hereunder, except in respect of claims made in writing prior to expiry of such period.

12.5 The covenants of the Purchaser and the Vendors shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six months following the Closing Date.

12.6 Each of the Vendors agree to indemnify and save the Purchaser and its shareholders, directors, officers, employees, agents and representatives (and the Purchaser shall be deemed to be a trustee and agent with respect thereto) harmless of and from any liability, obligation, cost, expenses, damage or loss whatsoever arising out of, under, or pursuant to:

    (a) any incorrectness in, or breach of, or default under, any representation or warranty or covenant of such Vendor given to the Purchaser hereunder or in any certificate or other document delivered by such Vendor pursuant hereto, subject, to the extent applicable, to the limitations set forth in sections 12.1, 12.2 and 12.3 hereof with respect thereto;

    (b) any assessment for taxes, interest and/or penalties of or relating to Quarry, subject, to the extent applicable, to the limitations set forth in section 12.3 hereof with respect thereto, provided, however, that this clause 12.6(b) is only being agreed to by Kroontje and not by the other Vendors; and

    (c) all claims, demands, suits, causes of action, proceedings, judgments, costs and expenses or other liabilities of any kind whatsoever in respect of the foregoing, including reasonable legal fees and disbursements in connection with the foregoing, provided they are the subject of, or costs or expenses related to, a final and binding judgment in favour of the Purchaser.

12.7 The maximum amount of any liability of a Vendor under section 12.6 hereof shall be the particular Vendor's portion of the aggregate Purchase Price, and further provided that no Vendor shall be liable to the Purchaser under section
12.6 hereof until the amount for which the Vendors would be liable to the Purchaser pursuant to section 12.6 exceeds in the aggregate the sum of $50,000 (the "Deductible"). The Vendors shall only be liable to the Purchaser under section 12.6 hereof for those amounts in excess of the Deductible and only provided any claim for indemnification is made within the time frames contemplated in sections 12.1, 12.2 and 12.3 hereof, as applicable.

12.8 Quarry agrees to indemnify and save the Purchaser and its shareholders, directors, officers, employees, agents and representatives (and the Purchaser shall be deemed to be a trustee and agent with respect thereto) harmless of and from any liability, obligation, cost, expenses, damage or loss whatsoever arising out of, under, or pursuant to:

    (a) any incorrectness in, or breach of, or default under, any representation or warranty or covenant of Quarry given to the Purchaser hereunder or in any certificate or other document delivered by Quarry pursuant hereto, subject, to the extent applicable, to the limitations set forth in sections 12.1 and 12.3 hereof with respect thereto;

    (b) any assessment for taxes, interest and/or penalties of or relating to Quarry, subject, to the extent applicable, to the limitations set forth in section 12.3 hereof with respect thereto; and

    (c) all claims, demands, suits, causes of action, proceedings, judgments, costs and expenses or other liabilities of any kind whatsoever in respect of the foregoing, including reasonable legal fees and disbursements in connection with the foregoing, provided they are the subject of, or costs or expenses related to, a final and binding judgment in favour of the Purchaser.

12.9 The Purchaser acknowledges that on the Closing Date Quarry will enter into an indemnification agreement in favour of each of the Vendors (other than Troon Investments Ltd.) in form satisfactory to such Vendors (the "Indemnification Agreement"), pursuant to which Quarry will agree to indemnify and hold harmless such Vendors from any and all claims, suits, causes of action, proceedings, judgments, costs, expenses and other liabilities of any kind arising from the position of such Vendors as directors or officers of Quarry, but only to the extent provided for under Quarry's by-laws.

13.      CLOSING CONDITIONS OF THE VENDORS

13.1 In addition to the conditions set forth in section 14.1 of the Agreement, the obligations of the Vendors to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions precedent, each of which is separate, is provided for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part:

    (a) the Purchaser shall have tendered the aggregate Purchase Price for the Purchased Shares in accordance with section 8.2 hereof;

    (b)  the Kroontje Consulting Fee shall have been paid;

    (c)  the Indemnification Agreement shall have been entered into; and

    (d) the board of directors of Quarry shall have approved the payment to one of the "Vendors' Nominees" (as such term is defined in clause 14.1(d) hereof) of director fees for 2003 of $20,000, such funds to be paid quarterly in advance.

13.2 In the event that any of the conditions set forth in section 13.1 hereof shall not be fulfilled and/or performed at or before the Time of Closing, the Vendors may terminate this Agreement by notice in writing to the Purchaser, and the Vendors shall thereupon be released from all obligations under this Agreement and, unless the condition or conditions for the non-fulfilment or non-performance of which the Vendors have terminated this Agreement are reasonably capable of being fulfilled and/or performed or caused to be fulfilled or performed by the Purchaser, then the Purchaser shall also be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by the Vendors at any time without prejudice to their right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Vendors only if the same is in writing.

14.      MUTUAL CLOSING CONDITIONS

14.1 The obligations of the Purchaser and the Vendors to complete the purchase and sale of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions precedent, each of which is separate and may be waived by the mutual written consent of the Purchaser and the Vendors in whole or in part:

    (a) the Quarry Reorganization and the change of control resulting from the acquisition of the Purchased Shares shall have been approved by TSX Venture;

    (b) the ATB Consent shall have been obtained, including with respect to the Quarry Reorganization;

    (c)  the Quarry Reorganization shall have been completed; and

    (d) the board of directors of Quarry shall consist of four directors, one of whom shall be a nominee of the Purchaser, two of whom shall be nominees of the Vendors (the "Vendors' Nominees"), and one of whom shall be Thomas J. Loch.

14.2 In the event that any of the conditions set forth in section 14.1 hereof shall not be fulfilled and/or performed at or before the Time of Closing, either the Purchaser or the Vendors may terminate this Agreement by notice in writing to the other parties, and the parties shall thereupon be released from all obligations under this Agreement, provided any of the said conditions may be waived in whole or in part by all parties at any time, any such waiver to be binding upon a party only if the same is in writing.

15.      BREAK FEE

15.1 An "Alternative Business Transaction" in this Agreement shall mean: (a) the issuance or sale of securities from treasury by Quarry, or any transfer of securities of Quarry in excess of 20% of the total value or number of securities of Quarry currently outstanding (whether in one or more transactions); or (b) a business transaction involving any change of control of Quarry, including a merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, share exchange, sale or exchange of all or substantially all of the assets of Quarry or any similar transactions.

         If the transactions contemplated herein are not completed by the Vendors even though all of the conditions contained in sections 13.1 and 14.1 hereof have been satisfied and, on or before May 31, 2003:

         (a)      the board of directors of Quarry  recommends  acceptance  of a
                  transaction   which   constitutes  an   Alternative   Business
                  Transaction; or

         (b) Quarry or one or more of the Vendors (including affiliates or associates of the Vendors) enter into any agreement with any Person (other than the Purchaser or an affiliate of the Purchaser or any Person acting in concert with the Purchaser) for a transaction which constitutes an Alternative Business Transaction;

the Vendors shall severally, and not jointly and severally, pay to the Purchaser a break fee aggregating $1,000,000 (the "Break Fee"). Each Vendor shall be responsible to pay that portion of the Break Fee as is equal to such Vendor's portion of the Purchased Shares. The Break Fee shall be due and payable on the date of such recommendation or entry into of such agreement, as the case may be.

For greater certainty, if the transactions contemplated herein are not completed by March 24, 2003 because either: (a) the conditions contained in sections 13.1(a) or 14.1 hereof are not satisfied; or (b) the Purchaser does not close even though the conditions contained in sections 9.1 and 14.1 hereof are satisfied, the Break Fee shall not be payable by the Vendors.

The obligations of this section 15.1 shall survive the termination of this Agreement until May 31, 2003.

16.      MISCELLANEOUS

16.1 All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

16.2 This Agreement (including the Schedules hereto) shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall supersede any prior agreement, representation or understanding with respect thereto.

16.3 Time shall be of the essence hereof. All references in this Agreement to dollars are expressed in Canadian currency. Words used in this Agreement importing gender shall include the masculine, feminine and neuter genders and words used herein importing the singular number only shall include the plural and vice versa. The division of this Agreement into sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

16.4 Any notice, direction or other instrument required or permitted to be given to a party hereto shall be in writing and may be given by delivering or telecopying the same to Quarry at:

         Quarry Oil & Gas Ltd.
         Suite 1250, 521 - 3rd Avenue S.W.
         Calgary, Alberta  T2P 3T3

         Attention:  Al J. Kroontje
         Telecopier No.: (403) 262-9519
and to the Purchaser at:

         Assure Energy, Inc.
         140 - 4th Avenue S.W., Suite 2750
         Calgary, Alberta  T2P 3N3

         Attention:  Harvey Lalach
         Telecopier No.: (403) 266-3746

and to each of the Vendors at the address indicated on the first page of this Agreement.

Any such notice, direction or other instrument shall be deemed to have been given or made on the date on which it was delivered or telecopied (or, if such day is not a business day, on the next following business day.)

16.5 This Agreement may be executed by the parties hereto in separate counterparts or duplicates each of which when so executed and delivered shall be an original, but all such counterparts or duplicates shall together constitute one and the same instrument. This Agreement may be delivered by facsimile transmission.

16.6 This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws, other than the conflicts of laws rules, of the Province of Alberta and the federal laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. The parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

16.7 Except as is required by law or by any stock exchange, none of the parties hereto shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein without obtaining the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld.

16.8 None of the parties hereto may assign any of its rights or obligations hereunder to any other Person without the prior written consent of the other parties hereto, except that the Purchaser may assign this Agreement and its rights hereunder in whole or in part to one or more corporations all of the shares of which are beneficially owned by the Purchaser.

16.9 This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

16.10 To the extent reasonably practicable in the circumstances or permitted by law, each of the parties hereto upon the request of another party hereto shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

16.11 No delay or failure of any party hereto in exercising any right or remedy hereunder and no partial exercise of any such right or remedy shall be deemed to constitute a waiver of such right or remedy or any other rights or remedies of such party hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any consent by a party to or any waiver by a party of any breach of any provision of this Agreement shall not constitute a consent to or waiver of any subsequent, further or other breach of the provisions of this Agreement.

16.12 No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

16.13 If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law and be independent of every other provision of this Agreement.

16.14 Each of the parties hereto represents and warrants to the others that it has not done, and is not aware of, any act which might give rise to a claim for any finder's or brokerage fee or other like payment in connection with this Agreement or any of the transactions contemplated herein, other than the obligations of Quarry to Peters & Co. Limited pursuant to the engagement letter agreement dated June 3, 2002.

16.15 It is the intention of the parties hereto that the purchase and sale contemplated hereby be effected pursuant to the exemption from take-over bid requirements contained in subsection 161(1)(c) of the Securities Act (Alberta). Each of the Vendors acknowledges receipt of the correspondence of the Purchaser offering to acquire the Purchased Shares on January 28, 2003.


17.      ACCEPTANCE OF OFFER

17.1 The addressees shall have until, but not after, 1:00 (p.m.) (Calgary time) on March 6, 2003 in order to evidence their agreement with the foregoing by signing at the places indicated below and tendering such signatures to counsel to the Purchaser by telecopier. All such tenders shall be irrevocable. The Purchaser shall have until, but not after, 4:00 (p.m.) (Calgary time) on the fifth business day after receipt of such signatures as aforesaid to countersign one such tendered signed page and forward such countersigned page to counsel to the Vendors by telecopier. Upon receipt of such countersigned page by counsel to the Vendors, this Agreement becomes an agreement of purchase and sale among the Vendors, Quarry and the Purchaser in accordance with the terms herein.

                                         Yours very truly,

                                         ASSURE ENERGY, INC.


                                         Per: /s/ Harvey Lalach
                                              ------------------------------
                                              Harvey Lalach, President

         The Offer is hereby accepted and agreed to by each of the undersigned in the City of Calgary on the 6th day of March, 2003.


/s/ J. Lillies                                 /s/ Al J. Kroontje
-----------------------------------            --------------------------
Witness                                        Al J. Kroontje


/s/ J. Lillies                                 /s/ Donald J. Brown
-----------------------------------            --------------------------
Witness                                        Donald J. Brown


/s/ J. Lillies                                 /s/ Trevor G. Penford
-----------------------------------            --------------------------
Witness                                        Trevor G. Penford


/s/ J. Lillies                                 /s/ Karen Brawley-Hogg
Witness                                        Karen Brawley-Hogg

                                               TROON INVESTMENTS LTD.


                                               Per: /s/ Richard De Vries
                                                    ----------------------------
                                                    Richard DeVries
                                                    (authorized signing officer)

         The foregoing is hereby agreed to by the undersigned in the City of Calgary on the 6th day of March, 2003.

QUARRY OIL & GAS LTD.


Per: /s/ Al J. Kroontje
     ------------------------------
     Authorized Signing Officer

                                  SCHEDULE "A"

                 QUARRY SHARES OWNED, AND TO BE SOLD, BY VENDORS


                           Number of Quarry Shares       Number of Purchased Shares
Name of Vendor          Beneficially Owned by Vendor       to be Sold by Vendor
--------------          ----------------------------       --------------------
Al J. Kroontje                    4,950,000                       4,732,000

Donald J. Brown                     787,500                         768,000

Trevor G. Penford                   220,000                         100,000

Troon Investments Ltd.              900,000                         900,000

Karen Brawley-Hogg                  497,000                         250,000
                                 ----------                      ----------
                  Total:          7,354,500            Total:     6,750,000

                                  SCHEDULE "B"

                                   DEFINITIONS

         In this Agreement, the following terms shall have the following meanings:

1.1 "ATB Consent" means the consent of the Alberta Treasury Branch to the transactions contemplated herein;

1.2 "Action" against a Person means an action, suit, investigation, complaint or other proceeding pending against or affecting the Person or its property, whether civil or criminal, in law or equity or before any arbitrator or Governmental Body;

1.3 "B.C. Farm-in Lands" means that Farm-In Agreement made between Quarry and Canadian Forest Oil Ltd. dated July 16, 2001 pertaining to approximately 40,000 acres of land in the Flatrock, Rigel, Rigel South and Buick areas of northeastern British Columbia, as well as the Clearhills area of northwestern Alberta.

1.4 "Contracts" means all oil and gas production, purchase, sale, resale and other marketing agreements and contracts, processing agreements, gathering and transportation agreements, operating, farmout, pooling, unitization and related agreements and all other agreements or contracts relating to the exploration, development, production, gathering, treatment, storage, compression, processing, transportation, injection, operation or ownership of Oil and Gas Interests, and the marketing of substances produced from them;

1.5 "Debt" with respect to any Person means (i) any indebtedness, liability or obligation of such Person which, under GAAP, would be considered a liability for the purpose of balance sheet presentation, (ii) all indebtedness, liability or obligation of such Person secured by any Encumbrance, whether or not the same is shared by any other Person, and
         (iii) all indebtedness, liability or obligation of another Person which that Person has, directly or indirectly, guaranteed, acted as surety or indemnitee, endorsed, assumed, accepted, factored with recourse, agreed to purchase or repurchase, or in respect of which such Person has agreed to provide any other form of financial assistance (including, without limitation, supplying or advancing funds, or maintaining solvency or working capital or equity) under which that Person is or may become liable;

1.6 "Encumbrance" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty, carried interest, working interest, participation, net profits interest or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

1.7 "Engineering Report" has the meaning ascribed thereto in paragraph 21 of Schedule "D" to this Agreement;

1.8 "Environmental Claim" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from
         (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

1.9 "Environmental Laws" means any and all presently existing federal, provincial, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution. use. treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

1.10 "Field Facilities" means all of the facilities used or useful in connection with the production, processing, transmission or treatment of Petroleum Substances, including, without limitation, pipelines, flow lines, gathering systems, batteries, compressors and plants;

1.11 "GAAP" means generally accepted accounting principles as in effect in Canada from time to time;

1.12 "Governmental Body" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, provincial, county or local, domestic or foreign;

1.13 "Hazardous Material" means, collectively, (i) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" "pollutants" or words of similar import under any Environmental Law, (ii) any petroleum or petroleum products, natural gas, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (PCB's), and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law and which are present in concentrations or at locations that present a threat to human health or the environment.

1.14 "Leases" means collectively the leases, reservations, permits, licenses or other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove Petroleum Substances;

1.15 "Oil and Gas Interests" means all right, title and interest of a party in and to any oil and gas leases, permits, licenses, oil, gas and other mineral leases, fee minerals interests, royalties, overriding royalties, production payments, net profits interests and other non-working interests and non-operating interests and contractual interests pursuant to which such party is entitled to rights in respect of oil, gas, sulphur and other minerals and hydrocarbons or revenues therefrom;

1.16     "Permitted Encumbrances" means:

         (a) the terms and conditions of title documents, including, without limitation, the requirement to pay any rentals or royalties to the grantor of leases for Petroleum Substances to maintain such leases in good standing;

         (b) the right reserved to or vested in any grantor, municipality, government or other public authority by the term of any lease for petroleum substances or by any statute, law, rule, order or regulation to terminate any such lease or to require annual or other periodic payments as a condition of the continuance thereof;

         (c) easements, rights of way, servitudes or other similar rights in land, including without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables which do not materially detract from the value of the land concerned or materially impair its use;

         (d) the right to levy taxes on Petroleum Substances or the income or revenue therefrom and government requirements pertaining to production rates from wells or operations being conducted on Oil and Gas Interests or otherwise affecting the value of any Oil and Gas Interests;

         (e)      agreements for the sale of Petroleum Substances;

         (f) statutes, laws, rules, orders and regulations of any public authority relating to any of the foregoing in any manner;

         (g) undetermined or inchoate liens incurred or created as security in favour of any Person with respect to the development or operation of any Oil and Gas Interests, as regards Quarry's share of the costs and expenses thereof, which costs and expenses are not due or delinquent;

         (h) mechanics', builders' or materialmens' liens in respect of services rendered or goods supplied for which payment is not at the time due;

         (i) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the subject lands or interests therein and statutory exceptions as to title;

         (j)      agreements and plans relating to pooling or unitization;

         (k) governmental requirements as to production rates on the operations of any property;

         (l)      Crown or other  lessor  royalties  as well as such other arm's
                  length   encumbrances   and  reductions  in  interest  as  are
                  reflected in the Engineering Report;

         (m) agreements respecting the processing, treating or transmission of petroleum substances or the operating of wells by contract field operators;

         (n) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations provided such penalties or forfeitures are not in effect or currently capable of being invoked; and

         (o) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any Oil and Gas Interests;

(q) "Person" means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, government or governmental agency, department or instrumentality, or any group or combination thereof;

(r) "Petroleum Substances" means petroleum, natural gas and related hydrocarbons and all substances associated therewith (including, without limitation, sulphur) or any of them insofar as the same are granted by the Leases;

(s) "Proprietary Rights" means all seismic data, licenses and permits, as well as the goodwill of the business relating to, any of the foregoing;

(t) "Quarry Financial Statements" means the audited financial statements of Quarry as at and for the year ended September 30, 2002, as filed by way of, and currently publicly available through, SEDAR;

(u)      "Quarry Shares" means common shares in the capital of Quarry; and

(v) "Regulation" means (i) any applicable law, rule, regulation, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Body and (ii) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other Person responsible for the interpretation or administration of any of the foregoing.

                                  SCHEDULE "C"

                  REPRESENTATIONS AND WARRANTIES OF THE VENDORS


1. Title to Purchased Shares. Such Vendor is now, and at the Time of Closing will be, the sole beneficial owner of the number of Purchased Shares set out opposite the name of such Vendor in the third column in Schedule "A" to this Agreement and has good and marketable title to such Purchased Shares, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever. Such Purchased Shares are issued and outstanding as fully paid and non-assessable and no Person, other than such Vendor, has any interest, direct or indirect, beneficial or otherwise, in such Purchased Shares.

2. No Options, Etc. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from such Vendor of any of the Purchased Shares owned by such Vendor or any interest therein or right thereto, except the Purchaser pursuant hereto.

3. Not a Legal Representative, Etc. Such Vendor does not act as nominee, agent, trustee, executor, administrator or other legal representative on behalf of any other Person in respect of any of the Purchased Shares owned by such Vendor nor has it acquired such Purchased Shares for the purpose of selling such Purchased Shares pursuant to this Agreement.

4. Validity of Agreement.

    (a) Such Vendor has all necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder.

    (b) The entry into, execution and delivery of this Agreement and all other agreements and documents required to be delivered by such Vendor hereunder, the performance by such Vendor of its obligations hereunder and the consummation of the transactions contemplated hereby have been and will be duly authorized by all necessary action, corporate or otherwise, on the part of such Vendor (if such Vendor is a corporation) and do not or will not conflict with or constitute a breach of or default under any of the terms or provisions of the constating documents, by-laws or resolutions of such Vendor (if such Vendor is a corporation) or of any laws or regulations applicable to such Vendor.

    (c) Each of this Agreement and all other agreements and documents required to be delivered by such Vendor hereunder constitutes, or on delivery will constitute, a legal, valid and binding obligation of such Vendor enforceable against it in accordance with its terms, subject however to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and creditors' rights generally and to general principles of equity, including the availability of equitable remedies such as specific performance and injunctive relief which are in the discretion of the court from which they are sought.

    (d) This Agreement has been duly executed and delivered by such Vendor.

5. Consents. There are no consents, approvals, authorizations, orders, registrations or filings that should be obtained or made by such Vendor in order to complete the transactions contemplated by this Agreement, other than the approval of the TSX Venture and the ATB Consent, as well as the filing by certain of the Vendors of insider reports.

6.       Litigation Affecting Purchased Shares.

    (a) There are no suits, actions or other legal proceedings of any sort or claims or demands pending or threatened against such Vendor which would refrain or otherwise prevent such Vendor, in any manner, from effectively and legally transferring any of the Purchased Shares owned by such Vendor to the Purchaser, nor are there any suits, actions or other legal proceedings pending or threatened against such Vendor the effect of which would be to cause any mortgage, lien, charge, restriction, security interest, adverse claim, pledge, encumbrance or demand whatsoever to attach to such Purchased Shares, to divest title to such Purchased Shares or make any of the parties hereto liable for damages and such Vendor has no knowledge of any claims which could give rise to such a suit, action or legal proceeding.

    (b) No claim, action, application or order is pending or threatened or has been brought or made by or for the benefit of any Person against such Vendor based on any provision of the Matrimonial Property Act (Alberta), or any successor or similar legislation of any jurisdiction, that might affect in any way whatsoever, directly or indirectly, any of the Purchased Shares owned by such Vendor or the ability of such Vendor to effectively and legally transfer such Purchased Shares to the Purchaser free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, or perform its obligations hereunder or those obligations contemplated herein.

7. Legal Advice. Such Vendor is responsible for obtaining such legal advice as he considers appropriate in connection with the execution, delivery and performance by him of this Agreement.

8. Shareholders' Agreement. Neither such Vendor nor any affiliate or associate thereof is a party to, or is aware of, any agreement, commitment or understanding between or among shareholders of Quarry with respect to the exercise of any voting rights attaching to any securities of Quarry beneficially owned by such shareholders or any voting trust agreement or other shareholders agreement relating to securities of Quarry.

9. Bring Down. The delivery of Purchased Shares for sale pursuant to this Agreement by such Vendor shall constitute a representation and warranty to the Purchaser that the representations and warranties made by such Vendor in this Agreement are true and correct at the Time of Closing as if they had been made at the Time of Closing.

                                  SCHEDULE "D"

                    REPRESENTATIONS AND WARRANTIES OF QUARRY


1. Due Incorporation and Subsistence of Quarry. Quarry is a corporation duly incorporated and validly subsisting and in good standing under the laws of the Province of Alberta. Quarry has all necessary corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it, and is duly qualified, licensed or registered to carry on its business and is in good standing in all jurisdictions in which the nature of its business or its property or assets makes such qualification, licensing or registration necessary.

2. Authorized and Issued Capital of Quarry. The authorized share capital of Quarry consists of an unlimited number of common shares, of which 14,276,340 common shares have been validly issued and are outstanding as fully paid and non-assessable, and an unlimited number of preferred shares, none of which are issued and outstanding.

3. No Options, Etc. Except for stock options to purchase 40,000 Quarry Shares at a price of $1.00 per share until March 2006 held by Peter Guyan, no Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any of the unissued shares or securities convertible into unissued shares in the capital of Quarry.

4. Filings. Quarry is up-to-date and in good standing with respect to all filings with all requisite regulatory bodies, including securities regulatory authorities.

5.  Consents.  There  are  no  consents,  approvals,   authorizations,   orders,
registrations or filings that should be obtained or made by Quarry in order to complete the transactions contemplated by this Agreement (including without limitation any consent, approval, authorization or order of, or registration or filing with, any securities commission or stock exchange), other than the approval of the TSX Venture and the ATB Consent.

6. Legal Matters. There are no Actions or claims, commenced or contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Quarry and, to the best of the knowledge of Quarry, there are no grounds upon which any such Action or claim may be commenced with a reasonable likelihood of success, other than in respect of Thomas J. Loch. Quarry is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

7. Subsidiaries. Other than the Quarry Subsidiary, Quarry has no subsidiaries or no agreements of any nature to acquire any subsidiary, or to acquire or lease any other business operations out of the ordinary course.

8. Compliance with Laws, Licences. All laws, regulations and orders of any Governmental Body having jurisdiction over the property or assets of Quarry have been complied with in all respects material to Quarry. Quarry holds all valid licenses, permits and similar rights and privileges that are required and necessary under any applicable law, regulation or order to operate its business as currently conducted the failure to hold which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations or business of Quarry, and Quarry is in compliance, in all material respects, with the terms of any such licenses, permits, rights or privileges or any such laws, regulations or orders. There is no Action commenced or, to the knowledge of Quarry, threatened against Quarry that could result in the revocation, non-renewal, termination, suspension or material and adverse modification of any such license, permit, right or privilege, and to the knowledge of Quarry there are no grounds on which any such Action might be commenced with any reasonable likelihood of success.

9. Dividends. Other than as is disclosed in the Quarry Financial Statements, Quarry has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

10. Financial Books and Records. All accounts, books, ledgers and other financial and accounting records of Quarry have been fully, properly and accurately kept and completed and are up-to-date and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Quarry does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under its exclusive ownership and direct control. The books and records of Quarry fairly and correctly set out and disclose in all material respects, in accordance with GAAP and all applicable laws and regulations, its financial position as at the date hereof and all material financial transactions relating to its business have been accurately recorded in such books and records.

11. Corporate Records. The minute books and corporate records of Quarry from the date of incorporation to the date hereof are the original minute books and corporate records of Quarry, are true, correct and complete in all respects, and contain all minutes and resolutions of all proceedings of the shareholders and the board of directors (including all committees thereof) of Quarry or certified copies thereof from the date of incorporation to the date hereof which are true and correct in form and substance, and there have been no other meetings, resolutions or proceedings of the shareholders or of the board of directors (including any committees thereof) of Quarry from the date of incorporation to the date hereof not reflected in such minutes books and corporate records. All such meetings were duly called and held.

12. Financial Matters.

    (a) The Quarry Financial Statements have been prepared in accordance with GAAP and present fairly: (i) the assets and liabilities (whether accrued, absolute, contingent or otherwise) of, and all claims against, Quarry as at the respective dates of the statements; (ii) the financial position and condition of Quarry as at the respective dates of the statements; and (iii) the sales, earnings and results of operations of Quarry for the periods ended at the respective dates of the statements.

    (b) No material adverse change has occurred in respect of the financial position of Quarry since September 30, 2002, other than Quarry is in default of its loan covenants to the Alberta Treasury Branch.

    (c) Except as set out in the Quarry Financial Statements, Quarry is not party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person. Quarry is not in default under any mortgage, debenture, loan agreement or other security agreement whatsoever which governs Quarry or the assets of Quarry, other than as set out in the Quarry Financial Statements.

    (d) Other than $201,690.89 owed by Thomas J. Loch to Quarry and US$25,000 in lease payments owed by Alta Flights (Charters) Inc. to Quarry in respect of the Cessna 414C-GVZE, Quarry has no loan or Debt outstanding (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of Quarry in the normal course of employment) which has been made to any director, officer, shareholder, or employee, to any former director, officer, shareholder, or employee of Quarry or to any Person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with Quarry or any of the foregoing, other than to Hyland Industries Ltd. in connection with services provided to Quarry. Vacation pay was not recorded in the books of account of Quarry as employees have taken or will take vacation in lieu of vacation pay. All bonuses, commissions and other employee benefit payments are reflected and have been accrued in the books of account of Quarry.

13. Changes in Affairs. Since September 30, 2002:

    (a) there has been no material adverse change in the financial position of Quarry, nor has there been any material adverse change in the affairs, liabilities, assets, properties, operations or condition, financial or otherwise, of Quarry or arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot, storm, condemnation, act of God or otherwise, except changes occurring in the ordinary course of business which changes, in the aggregate, have not had, and will not have a material adverse effect on the organization, business, assets, properties, prospects and financial condition of Quarry;

    (b) Quarry has not entered into, agreed to enter into or authorized any agreement, commitment or transaction other than in the ordinary course of business and other than as will be set out in the "Officer's
         Certificate" (as such term is defined in section 9.1(m) of this Agreement);

    (c) Quarry has not created, assumed or incurred any Debt (contingent or otherwise), other than in the ordinary course of business;

    (d) Quarry has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

    (e)  the business of Quarry has been carried on in the ordinary course; and

    (f) other than transactions with Tesoro Energy Corp., Hyland Industries Ltd. and Alta Flights (Charters) Inc., no payments have been made or authorized by Quarry to and no benefits have been conferred or authorized to be conferred upon and no transactions have been entered into with or have otherwise involved any of Quarry's current or former officers, directors, shareholders or employees or any Person not dealing at "arm's length" (as such term is defined under the Income Tax Act (Canada)) with Quarry or any of the foregoing or any Person who would be considered a "related party" of Quarry under GAAP, except, in the case of employment-related items, in the ordinary course of business and at the regular rates payable to them as salary, pension, bonuses or other remuneration or reimbursement of any nature.

14. Restrictive Documents. Quarry is not subject to, or a party to, any charter or by-law restriction, Encumbrance, contractual or other right or obligation, law, rule, ordinance, regulation, or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or the continued operation of Quarry's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of Quarry to acquire any property or conduct business in any area or would give rise to any default in any agreement to which Quarry is a party or to any rights of any third party to acquire any interest in any property of Quarry or require any action by Quarry.

15. Taxes. Quarry has duly filed within the times and within the manner prescribed by law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to Quarry, except where the failure to do so could not reasonably be anticipated to have a material adverse affect on Quarry. The information contained in such returns and reports is true and correct and reflects accurately, in all material respects, all liability for taxes of Quarry for the periods covered thereby. All taxes, assessments and reassessments (including charges, interest, dues, fines, and penalties) payable by, or due from, Quarry on or before the date hereof have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Quarry. To the knowledge of Quarry, no examination of any tax return of Quarry is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of any taxes or the filing of any tax return by, or any payment of any taxes by, or levying of any governmental charge against, Quarry, and there are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now threatened or pending against Quarry in respect of taxes or governmental charges, or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority, nor is Quarry aware of any grounds therefor. Quarry has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

16. Debts. There are no material Debts of any kind whatsoever (accrued, absolute, contingent or otherwise) in respect of which Quarry is liable at the date hereof or may become liable on or after the consummation of the transactions contemplated by this Agreement, other than: (a) Debts disclosed on, reflected in or provided for in the Quarry Financial Statements; (b) Debts disclosed or referred to in this Agreement; and (c) Debts incurred in the ordinary course of business and attributable to the period since September 30, 2002, none of which has been materially adverse to the nature of the business, results of operations, assets, or financial condition of Quarry or the manner of conducting Quarry's business, except to the extent that Quarry is in default of its loan covenants to the Alberta Treasury Branch.

17. Employment Matters. Other than with Karen Brawley-Hogg, Trevor G. Penford and Miriam Goodman, as well as the management services agreement with Tesoro Energy Corp., Quarry is not a party to any employment agreement, management or service agreement, employee benefit, deferred compensation, profit sharing or other similar agreement or plan, or any union or collective bargaining agreement.

18. Material Contracts. For the purposes hereof, "Material Contracts" means the material contracts, agreements, engagements or commitments to which Quarry is a party or by which it is bound, including, without limitation, agreements or arrangements for the future purchase, sale or delivery of oil or gas by Quarry other than those which are terminable by Quarry without penalty or payment on not more than one month's notice. Each Material Contract is in full force and effect and unamended, Quarry is entitled to all rights and benefits thereunder and there exists no material default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder and the terms and conditions of the Material Contracts will not be affected by the completion of the transactions contemplated hereunder. Quarry has not violated or breached, in any material respect, any of the terms or conditions of any Material Contract and, to the best of the knowledge of Quarry, all the covenants to be performed by any other party thereto have been fully performed. Quarry has caused to be made available for inspection and copying by the Purchaser true, complete and correct copies of all Material Contracts.

19. Oil & Gas Interests.

    (a) Each Oil and Gas Interest operated by Quarry has, since the acquisition of such Oil and Gas Interest by Quarry, been operated in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry for similarly situated properties. Quarry has maintained records with respect to each Oil and Gas Interest operated by a Person, other than Quarry, in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry applicable to non-operated interests in oil and gas properties.

    (b) Although Quarry does not represent or warrant the title of Quarry to its Oil and Gas Interests, Quarry does represent that, except for Permitted Encumbrances, its Oil and Gas Interests are free and clear of all Encumbrances and adverse claims whatsoever created by, through or under Quarry, and Quarry is not aware of any Encumbrance, adverse claim or material title defect in respect of its Oil and Gas Interests.

    (c) Quarry has not done any act or suffered or permitted any action to be done (nor is it aware of any act or action being done) whereby any Person has acquired or may acquire any interest in or to Quarry's Oil and Gas Interests or whereby any Person is entitled to cancel or determine the title to Quarry's Oil and Gas Interests, except for the sale or disposition of the current production of oil, natural gas and related hydrocarbons in the ordinary course of business.

    (d) Subject to the rents, covenants and conditions of the Leases to be paid, performed and observed by the lessee, Quarry may hold its Oil and Gas Interests for the remainder of the terms of the Leases, and all renewals or extensions of them, for its own benefit.

    (e) There are no authorizations for expenditures pursuant to which expenditures are or may be made, nor any other financial commitments outstanding or due, or that may become due for Quarry's Oil and Gas Interests or their operations other than those to which the Purchaser has given its consent and those contained in the Leases and in operating agreements.

    (f) Quarry has performed and observed all of its duties, liabilities, obligations and covenants required to be performed by it under the terms of any of the Leases and agreements pertaining to its Oil and Gas Interests, and is not in default of any of the terms, covenants and conditions of those Leases or agreements, the default of which would have a material adverse effect on the aggregate value of its Oil and Gas Interests.

    (g) All ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the ownership of Quarry's Oil and Gas Interests or the production of Petroleum Substances or the receipt of proceeds from them, and all royalties and rentals incurred have been or will be paid by Quarry.

    (h) Quarry has made or has caused to be made proper and timely payments (including but not limited to royalties, delay rentals and shut-in royalties), due under the oil and gas leases and other Contracts giving rise to any material Oil and Gas Interests owned by Quarry.

    (i) Quarry is being paid, in all material respects, its percentage of the net revenue interests included in its Oil and Gas Interests, without suspense and without indemnity.

    (j) Quarry has fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise applicable thereto by Regulation) its Contracts and is fully qualified to own and hold its Oil and Gas Interests.

    (k) Quarry and all third parties party to any Contracts with Quarry for the purchase, sale, gathering, transportation or processing of oil or gas, are in compliance with the terms of such Contracts in all material respects.

    (l) No other party to a Contract to which Quarry is a party has given or threatened to give notice of any Action to terminate, cancel, rescind or amend any such Contract or any provision thereof or taken any action in respect thereof.

    (m) There are no express obligations to engage in continuous development operations (including, drilling additional wells) in order to maintain any Contract giving rise to any material Oil and Gas Interest of Quarry.

    (n) Quarry has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the assets, business or operations of Quarry and, all permits, licenses and other authorizations which are required under federal, provincial or local laws with respect to pollution or protection of the environment relating to the assets, business or operations of Quarry. All of the assets of Quarry operated and maintained by Quarry are in compliance with all terms and conditions of such laws, permits, licenses and authorizations in all material respects, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the assets operated by Quarry, in all material respects.

20. Property. Quarry owns, leases or licenses all real property and personal property, tangible or intangible, other than Oil and Gas Interests, that are used or useful in its business and operations in any material respect. Each of the properties, tangible or intangible, so owned, leased, licensed or used by Quarry are reflected in the Quarry Financial Statements in the manner and to the extent required to be reflected therein by GAAP. Quarry has good and marketable title to, or in the case of leased or licensed property, has valid leasehold interests in or licenses to, each of the properties (other than Oil and Gas Interests), tangible or intangible, so owned, leased, licensed or used by Quarry. The right, title and interest of Quarry in and to each of those properties is free and clear of all Encumbrances, other than Permitted Encumbrances.

21. Engineering Report. Quarry has furnished to the Purchaser a copy of the engineering report (the "Engineering Report") prepared by Gilbert Laustsen Jung Associates Ltd. (the "Independent Engineers") dated as of December 20, 2002 setting forth the estimated future reserves and income attributable to the Oil and Gas Interests of Quarry, effective November 1, 2002. There has been no material adverse change in the Oil and Gas Interests of Quarry, taken as a whole, from that described in the Engineering Report and the draft economic valuations of the Independent Engineers dated January 1, 2003 provided to the Purchaser in respect of the Rigel South, Chestermere and Currant Oil and Gas Interests of Quarry. Quarry made available to the Independent Engineers, prior to the issuance of the Engineering Report, all information material to an adequate determination of oil and gas reserves of

Quarry as at the date of the Engineering Report, and none of such information contained a misrepresentation as at the date of the Engineering Report. Quarry is not aware of any fact or matter that was not taken into account in the preparation of the Engineering Report that would, if taken into account either at the time of preparation of the Engineering Report or at the date hereof, materially adversely affect any of the conclusions or evaluations set forth in the Engineering Report, and the cost bearing and net revenue interests evaluated in the Engineering Report are consistent with Quarry's Oil and Gas Interests.

22. Take or Pay Provisions. Except as reflected in the Quarry Financial Statements, Quarry is not obligated by virtue of a prepayment arrangement under any gas Contract containing a "take or pay" or similar provision, a production payment, prepaid Contract or any other arrangement to deliver a material amount of gas or oil attributable to Quarry's Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor.

23. Field Facilities. The Field Facilities and other personal property of Quarry are in good condition and repair, except for ordinary wear and tear, are suitable and adequate for the uses for which they are used and intended and to carry on the business of Quarry as now conducted and as proposed to be conducted and are in conformity in all material respects with all Regulations.

24. Insurance. Quarry is insured with reputable insurers against all risks normally insured against in accordance with generally prevailing practices in the oil and gas industry. There are no currently outstanding material losses for which Quarry has failed to give or present notice or claim under any policy. There are no requirements requiring any repairs or other work to be done to any of the properties owned, leased, licensed or used by Quarry or requiring any equipment or facilities to be installed on or in connection with any of the properties, the failure to complete which could result in the cancellation of the policy of insurance. Policies for all the insurance are in full force and effect and Quarry is not in default in any material respect under any of the policies. Quarry has no knowledge of the cancellation or proposed cancellation of any of the insurance.

25. Environmental Matters.

    (a) Quarry has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted. Each of such permits, licenses and authorizations is in full force and effect and Quarry is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

    (b) Quarry has received no notice of an Environmental Claim during the two years preceding the date of this Agreement and no notice of any other Environmental Claim which has not been settled. To the knowledge of Quarry, no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is commenced or is contemplated by any Governmental Body or other entity with respect to any alleged failure by Quarry to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of its business or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release of any Hazardous Materials by Quarry in the conduct of its business. No polychlorinated biphenyls

         (PCB's) or naturally occurring radioactive materials are or have been present at any site or facility in excess of concentrations allowed by Environmental Laws. To the knowledge of Quarry, no asbestos or asbestos-containing materials are present at any site or facility of Quarry in excess of concentrations allowed by the Environmental Laws. No Encumbrances have arisen under or pursuant to any Environmental Laws on any site or facility of Quarry and no action has been taken or is in process that could subject any such site or facility to such Encumbrances. Any Hazardous Material handled or dealt with by Quarry has been and is being handled or dealt with in all material respects in compliance with applicable Regulations. No sewage, waste or by-product is being or has been discharged, spilled on or stored, processed or treated at, any facilities of Quarry; other than in compliance with Environmental Law. During the five years ending on the date of this Agreement, no employee or other Person has made a written claim or demand or an oral claim or demand against Quarry based on alleged damage to health caused by any Hazardous Material or by any sewage, waste or by-product. During the five years ending on the date of this Agreement, Quarry has not been charged in writing by any Governmental Body or, to the knowledge of Quarry, any other Person with improperly using, handling, storing, discharging or disposing of any Hazardous Material or with causing or permitting any pollution of any ground water aquifer, surface waters or other lakes, streams, rivers or bodies of water in violation of Environmental Laws.

    (c) Quarry has no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility of Quarry. There has (or have) been no: (i) release of Hazardous Materials in violation of any Environmental Laws at, on or under any site or facility owned, operated or leased by Quarry; (ii) release, recycling, treatment, storage or disposal of Hazardous Material generated by Quarry in violation of Environmental Laws at any location; and (iii) environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of Quarry.

26. Proprietary Rights. Quarry has not received notice that the validity of any Proprietary Rights in which Quarry has an interest or its title to or use of any such Proprietary Right is being questioned in any Action. Quarry has good title to each of the interests created by such Proprietary Rights. The right, title and interest of Quarry in and to each such Proprietary Right is free and clear of all Encumbrances, other than Permitted Encumbrances. Quarry has no reason to believe that any use has been or is being made of any such Proprietary Right by any person other than Quarry or a person duly authorized to make that use. There is no liability or obligation of Quarry with respect to any such Proprietary Right that is required to have been paid or otherwise performed, as of the date of this Agreement, that has not been paid or otherwise performed in full.

27. Bank Accounts. The only bank, trust company or similar institution in which Quarry has an account or safe deposit box is the Alberta Treasury Branch, Monenco Place Branch, 80 - 6th Avenue S.W., Calgary, Alberta.

28. Powers of Attorney. There are no Persons holding a general or special power of attorney from Quarry.

                                  SCHEDULE "E"

              ADDITIONAL REPRESENTATIONS AND WARRANTIES OF KROONTJE

1. Financial Matters.

    (a) The Quarry Financial Statements have been prepared in accordance with GAAP and present fairly: (i) the assets and liabilities (whether accrued, absolute, contingent or otherwise) of, and all claims against, Quarry as at the respective dates of the statements; (ii) the financial position and condition of Quarry as at the respective dates of the statements; and (iii) the sales, earnings and results of operations of Quarry for the periods ended at the respective dates of the statements.

    (b) No material adverse change has occurred in respect of the financial position of Quarry since September 30, 2002, other than Quarry is in default of its loan covenants to the Alberta Treasury Branch.

    (c) Except as set out in the Quarry Financial Statements, Quarry is not party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person. Quarry is not in default under any mortgage, debenture, loan agreement or other security agreement whatsoever which governs Quarry or the assets of Quarry, other than as set out in the Quarry Financial Statements.

    (d) Other than $201,690.89 owed by Thomas J. Loch to Quarry and US$25,000 in lease payments owed by Alta Flights (Charters) Inc. to Quarry in respect of the Cessna 414C-GVZE, Quarry has no loan or Debt outstanding (other than the normal salaries, bonuses, fringe benefits and obligations to reimburse for expenses incurred on behalf of Quarry in the normal course of employment) which has been made to any director, officer, shareholder, or employee, to any former director, officer, shareholder, or employee of Quarry or to any Person not dealing at arm's length (as such term is construed under the Income Tax Act (Canada)) with Quarry or any of the foregoing, other than to Hyland Industries Ltd. in connection with services provided to Quarry. Vacation pay was not recorded in the books of account of Quarry as employees have taken or will take vacation in lieu of vacation pay. All bonuses, commissions and other employee benefit payments are reflected and have been accrued in the books of account of Quarry.

2. Changes in Affairs. Since September 30, 2002:

    (a) there has been no material adverse change in the financial position of Quarry, nor has there been any material adverse change in the affairs, liabilities, assets, properties, operations or condition, financial or otherwise, of Quarry, except changes occurring in the ordinary course of business which changes, in the aggregate, have not had, and will not have a material adverse effect on the organization, business, assets, properties, prospects and financial condition of Quarry;

    (b) Quarry has not entered into, agreed to enter into or authorized any agreement, commitment or transaction other than in the ordinary course of business and other than as will be set out in the "Officer's
         Certificate" (as such term is defined in section 9.1(m) of this Agreement);

    (c) Quarry has not created, assumed or incurred any Debt (contingent or otherwise), other than in the ordinary course of business;

    (d) Quarry has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so;

    (e)  the business of Quarry has been carried on in the ordinary course; and

    (f) other than transactions with Tesoro Energy Corp., Hyland Industries Ltd. and Alta Flights (Charters) Inc., no payments have been made or authorized by Quarry to and no benefits have been conferred or authorized to be conferred upon and no transactions have been entered into with or have otherwise involved any of Quarry's current or former officers, directors, shareholders or employees or any Person not dealing at "arm's length" (as such term is defined under the Income Tax Act (Canada)) with Quarry or any of the foregoing or any Person who would be considered a "related party" of Quarry under GAAP, except, in the case of employment-related items, in the ordinary course of business and at the regular rates payable to them as salary, pension, bonuses or other remuneration or reimbursement of any nature.

3. Taxes. Quarry has duly filed within the times and within the manner prescribed by law, all federal, provincial, local and foreign tax returns and tax reports which are required to be filed by or with respect to Quarry, except where the failure to do so could not reasonably be anticipated to have a material adverse affect on Quarry. The information contained in such returns and reports is true and correct and reflects accurately, in all material respects, all liability for taxes of Quarry for the periods covered thereby. All taxes, assessments and reassessments (including charges, interest, dues, fines, and penalties) payable by, or due from, Quarry on or before the date hereof have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Quarry. No examination of any tax return of Quarry is currently in progress, there are no outstanding agreements or waivers extending the statutory period providing for an extension of time with respect to the assessment or re-assessment of any taxes or the filing of any tax return by, or any payment of any taxes by, or levying of any governmental charge against, Quarry, and there are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now threatened or pending against Quarry in respect of taxes or governmental charges, or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority, nor is Kroontje aware of any grounds therefor. Quarry has withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

4. Engineering Report. Quarry has furnished to the Purchaser a copy of the engineering report (the "Engineering Report") prepared by Gilbert Laustsen Jung Associates Ltd. (the "Independent Engineers") dated as of December 20, 2002 setting forth the estimated future reserves and income attributable to the Oil and Gas Interests of Quarry, effective November 1, 2002. There has been no material adverse change in the Oil and Gas Interests of Quarry, taken as a whole, from that described in the Engineering Report and the draft economic valuations of the Independent Engineers dated January 1, 2003 provided to the Purchaser in respect of the Rigel South, Chestermere and Currant Oil and Gas Interests of Quarry. Quarry made available to the Independent Engineers, prior to the issuance of the Engineering Report, all information material to an adequate determination of oil and gas reserves of Quarry as at the date of the Engineering Report, and none of such information contained a misrepresentation as at the date of the Engineering Report.

                                  SCHEDULE "F"

                                 EXCLUDED ASSETS


1. $1,000,000 debenture of Tesoro Energy Corp.;

2. 5,672,052 common shares of Tesoro Energy Corp.; and

3. 1979 Cessna 414 Registration C-GVZE.